Exhibit 99.1

                Spectrum Control Reports First Quarter Profit

                    Market Conditions Continue to Improve

                 Operating Margins and Profitability Increase

    FAIRVIEW, Pa., March 18 /PRNewswire-FirstCall/ --

                                 FlashResults
                         Spectrum Control, Inc.(SPEC)
                (Numbers in Thousands, Except Per Share Data)

                     1st quarter ended         1st quarter ended
                          2/29/2004       YTD       2/28/2003       YTD
    Sales                  $17,125      $17,125      $15,246      $15,246
    Net Income                $612         $612         $168         $168
    Average Shares          13,150       13,150       12,968       12,968
    EPS                      $0.05        $0.05        $0.01        $0.01

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the first quarter ended February 29, 2004.
    For the first quarter of fiscal 2004, the Company generated net income of $612,000 or five cents per share on sales of $17,125,000, compared to net income of $168,000 or one cent per share on sales of $15,246,000 for the same period last year.
    Dick Southworth, the Company's President and Chief Executive Officer, commented, "Market conditions, particularly in the telecommunications equipment industry, continue to demonstrate improvement. Total customer orders received in the first quarter amounted to $17.2 million, an increase of $1.7 million or 11% from a year ago, with customer orders up in each of our major business segments. Demand for our power integrity products and management systems was particularly strong. Among other applications, these power products are used in various telecommunication equipment including wireless base stations and telephone switching gear. During the current quarter, certain customers also began to pull-in the delivery dates for previously placed orders. As a result of these positive market factors, our shipments in the current quarter grew to $17.1 million, an increase of $1.9 million or 12% from the comparable quarter last year. This higher shipment volume, combined with improved operating efficiencies and lower manufacturing costs from our ongoing cost reduction programs, significantly enhanced our profitability. Income from operations was approximately $1.0 million during the current quarter, an increase of $821,000 or nearly six times greater than our operating income for the same quarter last year. We believe this solid first quarter financial performance reaffirms the effectiveness of our business strategies, and we look forward to building upon these accomplishments toward achieving our goal of dynamic growth and enhanced shareholder value".

    Quarter Highlights

    Strategic Acquisition
    On February 27, 2004, we acquired all of the outstanding common stock of Salisbury Engineering, Inc. ("SEI"). SEI, based in Delmar, Delaware, designs and manufactures a full line of RF and microwave components and systems used primarily in military and aerospace applications. SEI's current products include microwave synthesizers, multiple channel filter banks and preselectors, and GPS noise amplifiers. These complex systems incorporate advanced technologies and significantly expand our microwave capabilities. In addition, SEI's microwave component offerings (miniature chip filters, lumped element filters, band reject filters, cavity filters, and waveguides) are a natural complement to our existing frequency control product offerings.
    The aggregate cash purchase price for SEI was approximately $5.6 million, including legal fees and other costs directly related to the acquisition. The purchase price was entirely funded through our available cash reserves. Since the effective time and date of the acquisition was at the close of business on February 27, 2004, no revenues or expenses of the acquired business have been included in our first quarter results of operations.

    Improved Profit Margins
    During the current quarter, our operating margins continued to improve.
In the first quarter of fiscal 2004, gross margin was $4.4 million or 25.7% of sales, compared to $3.3 million or 21.4% of sales for the first quarter of last year. This improvement primarily reflects decreases in manufacturing overhead costs, from numerous cost reduction programs, and economies of scale realized with additional production and shipment volumes. In addition, our direct labor costs continue to decrease as a result of greater utilization of our low-cost manufacturing centers in Juarez, Mexico and Guangdong, China.

    China Manufacturing Operations
    The growth of our China manufacturing operations continues as planned. During the first quarter of fiscal 2004, $654,000 of products were manufactured and shipped from our modern 16,000 square foot facility, located in the Guangdong province of southern China. In addition to supplying product to our China customers, we expect this operation to ultimately enable us to participate in new Asian markets and become a low-cost manufacturing center capable of effectively competing in highly cost competitive industries, such as automotive. The continued growth of our China manufacturing operations is a key element of our long-term growth strategy.

    Strong Cash Flow and Liquidity
    Our operating cash flow and liquidity remain strong. Despite increased working capital requirements, net cash generated by operating activities amounted to $725,000 during the first three months of fiscal 2004. As a result of increased shipments and production requirements during the first quarter of fiscal 2004, accounts receivable and inventories increased by $842,000 and $232,000, respectively. After expending approximately $5.6 million for the SEI acquisition, our total cash and cash equivalents at the end of the first quarter were $19.4 million, and our total borrowed funds were only $2.3 million.

    Current Business Outlook
    Mr. Southworth stated, "We are greatly encouraged by the improved market conditions and strength of our recent order trends. Based on this positive business climate and our current assessment of customer demand, we believe our second quarter sales will be between $19.5 and $20.0 million. This sales expectation, which includes approximately $900,000 of anticipated SEI product shipments, represents an increase of approximately 15% over the first quarter of this year, and 27% from the second quarter of last year. Second quarter earnings are expected to be seven to eight cents per share, an increase of 50% from the first quarter of this year and up about 250% from a year ago. Although our visibility beyond the second quarter is very limited, we believe that we are well-positioned for long-term growth and enhanced profitability in our improving marketplace," he concluded.

    Forward-Looking Information
    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.
    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay
    Spectrum Control will host a teleconference to discuss its first quarter results on Thursday, March 18, 2004, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com. A taped replay of the call will be available through March 19, 2004, at 877-660-6853, access account 1628, conference 96659, or for 30 days over the Internet at the Company's website.

    Business Segment Description
    Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufactures a broad range of low pass electromagnetic interference ("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, specialty ceramic capacitors, and our newly developed motor line feed-thru ("MLFT") filters. Our Power Integrity Products and Management Systems Group designs and manufactures numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, and related products and systems.

    About Spectrum Control
    Spectrum Control, Inc. designs and manufactures a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Balance Sheets
    ( Unaudited )
    ( Dollar Amounts in Thousands )

                                               February 29,       November 30,
                                                   2004               2003
    Assets

    Current assets
       Cash and cash equivalents                   $19,443            $24,779
       Accounts receivable, net                     13,088             11,521
       Inventories                                  13,677             13,110
       Prepaid expenses and other
        current assets                               2,787              2,804

            Total current assets                    48,995             52,214

    Property, plant and equipment, net              13,920             12,646

    Noncurrent assets
       Goodwill                                     20,884             18,019
       Other                                         1,055                492

            Total assets                           $84,854            $83,371

    Liabilities and Stockholders' Equity

    Current liabilities
       Accounts payable                             $3,601             $3,147
       Accrued liabilities                           2,254              2,240
       Current portion of long-term debt               285                285

            Total current liabilities                6,140              5,672

    Long-term debt                                   2,052              2,106

    Deferred income taxes                            3,619              3,549

    Stockholders' equity                            73,043             72,044

            Total liabilities and
             stockholders' equity                  $84,854            $83,371


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Statements of Income
    ( Unaudited )
    ( Amounts in Thousands Except Per Share Data )

                                                  For the Three Months Ended

                                               February 29,       February 28,
                                                   2004               2003

    Net sales                                      $17,125            $15,246

    Cost of products sold                           12,725             11,983

    Gross margin                                     4,400              3,263

    Selling, general and
     administrative expense                          3,436              3,120

    Income from operations                             964                143

    Other income ( expense )
          Interest expense                             (29)               (29)
          Other income and expense, net                 52                159
                                                        23                130

    Income before provision
     for income taxes                                  987                273

    Provision for income taxes                         375                105

    Net income                                        $612               $168

    Earnings per common share:
          Basic                                      $0.05              $0.01
          Diluted                                    $0.05              $0.01

    Average number of common
     shares outstanding:
          Basic                                     12,980             12,947
          Diluted                                   13,150             12,968


    Spectrum Control, Inc. and Subsidiaries
    Selected Financial Data
    ( Unaudited )
                                                 For the Three Months Ended

                                               February 29,       February 28,
                                                   2004               2003
    Selected Financial Data,
     as a Percentage of Net Sales:

            Net sales                                100.0%             100.0%
            Cost of products sold                     74.3               78.6
            Gross margin                              25.7               21.4
            Selling, general and
             administrative expense                   20.1               20.5
            Income from operations                     5.6                0.9
            Other income ( expense )
                Interest expense                      (0.1)              (0.2)
                Other income and expense,
                 net                                   0.3                1.1
            Income before provision for
             income taxes                              5.8                1.8
            Provision for income taxes                 2.2                0.7
            Net income                                 3.6%               1.1%

    Selected Operating Segment Data:
    ( Dollar Amounts in Thousands )

            Signal integrity products:
                Customer orders received           $10,549            $10,123
                Net sales                           10,635             10,790

            Power integrity products and
             management systems:
                Customer orders received             4,492              3,772
                Net sales                            4,646              2,794

            Frequency control products:
                Customer orders received             2,174              1,665
                Net sales                            1,844              1,662

SOURCE  Spectrum Control, Inc.
    -0-                             03/18/2004
    /CONTACT: Investors, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http://www.spectrumcontrol.com/
    (SPEC)

CO:  Spectrum Control, Inc.
ST:  Pennsylvania, China, Mexico
IN:  CPR ECP EPM
SU:  ERN MAV CCA